Exhibit 19.1
Miami International Holdings, Inc.

Insider Trading Compliance Policy
PCP.006

Effective Date: October 22, 2025

I.PURPOSE

The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable U.S. securities and insider trading laws and regulations by Miami International Holdings, Inc. (the “Issuer”) and its subsidiaries (collectively, the “Company”) and all directors of the Issuer, as well as all officers and employees of the Company, regardless of location, in order to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.

II.SCOPE
This Policy covers all directors of the Issuer, officers and employees worldwide of the Company, as well as their respective immediate family members living in their household and contractors or consultants who have access to material nonpublic information (collectively referred to as “Covered Persons”). This Policy also applies to (i) any trust, foundation or other estate in which any Covered Person has either a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity or (ii) any other entity whose transactions in Issuer Securities (as defined below) are directed by a Covered Person or are subject to a Covered Person’s influence or control (collectively referred to as “Controlled Entities”). Transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the applicable Covered Person’s account.
The Policy applies to any and all transactions in the Issuer’s securities, including hedging transactions related thereto and short sale transactions. For purposes of this Policy, securities include common stock or other equity interests, options to purchase or sell common stock or other equity interests, preferred stock, convertible and non-convertible debentures, notes, warrants and other similar instruments, and exchange-traded options or other derivative securities related thereto (collectively, when used with respect to the Issuer, “Issuer Securities”). The Policy also applies to transactions in the securities of other entities to the extent Covered Persons are in possession of any material, non-public information relating to those securities.
Every Covered Person must review this Policy. Questions regarding the Policy should be directed to the Issuer’s General Counsel (the “General Counsel”) or other person(s) as may be designated by the Board of Directors of the Issuer from time to time to oversee this Policy.

III.PROHIBITED ACTIVITIES
No Covered Person may trade, buy, sell, transfer, dispose of or acquire Issuer Securities while in possession of material, non-public information concerning the Company and for two full trading days after the date such material information has been publicly released unless such transaction occurs pursuant to a properly established 10b5-1 Plan, as described more fully below. Notwithstanding the

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Insider Trading Compliance Policy – PCP.006
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foregoing, this Policy shall not be deemed to prohibit: (1) the exercise of employee stock options granted by the Issuer and the purchase of Issuer Securities in connection or (2) transfers or other transactions in Issuer Securities that involve merely a change in the form in which you own Issuer Securities (for example, to an inter vivos or living trust of which you are the sole beneficiary during your lifetime) while in possession of material, non-public information or, with respect to Blackout Persons, during a Blackout Period, both as defined below.
No Covered Person may “tip” or disclose material, non-public information to any outside person (including spouses, parents, children, siblings or other family members, investors, or members of the investment community and/or news media), unless required as part of that Covered Person’s regular duties for the Company or authorized by the General Counsel, and disclosed in compliance with the Company’s Disclosure Policy. Furthermore, no Covered Person may give trading advice of any kind about the Company or Issuer Securities to anyone, whether or not such Covered Person is aware of material, non-public information.
No Covered Person may, while in possession of material, non-public information about any other public company gained in the course of his or her relationship with the Company, trade in the securities of the other public company while aware of such material, non-public information concerning that company, “tip” or improperly disclose such material, non-public information concerning that company to anyone or give trading advice of any kind to anyone concerning the other public company while aware of such material, non-public information about that company.
No Covered Person shall engage in a transaction intended to circumvent or otherwise achieve a result inconsistent with the purpose and intent of this Policy. For example, a Covered Person should not transact in an index investment in which Issuer Securities are a meaningful component if the basis for such transaction is material, non-public information concerning the Issuer Securities.
If a Covered Person is in possession of material, non-public information when his or her service terminates, that individual may not engage in transactions in subject securities until that information has become public or is no longer material, as reasonably determined by such individual. Individuals must continue to comply with all applicable U.S. securities and insider trading laws and regulations and avoid unlawful transactions following the termination of their service.

IV.MATERIAL NON-PUBLIC INFORMATION
A.What is Material?
Information about the Company is “material” when a reasonable investor would consider it important in making an investment decision to buy or sell Issuer Securities. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Issuer Securities. While it is not possible to identify all information that would be deemed material, examples of information that would generally be considered material include the following:

•financial performance;
•potential mergers, acquisitions or dispositions;
•new major contracts, products, suppliers, partners, customers, or finance sources, or the loss thereof;
•pending or proposed acquisition or disposition of a significant asset;
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•significant changes in volume, market share or product pricing; significant cybersecurity incidents;
•stock splits;
•significant public or private securities/debt offerings, borrowings, or changes in Issuer stock repurchase or dividend policies or amounts;
•significant changes in senior management;
•actual, threatened or potential exposure to major litigation, or the resolution of such litigation; approvals or denials of requests for regulatory approval by government agencies of significant products, patents or trademarks;
•the contents of forthcoming publications that may affect the market price of Issuer Securities;
•changes in auditors or notification that the auditor’s reports may no longer be relied upon;
•significant changes in accounting treatment, write-offs or effective tax rate; and
•impending bankruptcy or financial liquidity problems of the Issuer or one of its subsidiaries or significant business partners.
Material information can be either positive or negative. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming media communication that is expected to affect the market price of a security can be material.
Any Covered Person who is unsure whether the information that he or she possesses constitutes material, non-public information should consult the Issuer’s General Counsel, or designee, for guidance before trading in any Issuer Securities.
B. What is Non-Public?
Material, non-public information is material information that has not been disclosed generally to the marketplace. Information is considered “non-public” until it has been widely disseminated to the public through a Securities and Exchange Commission (“SEC”) filing, press release, or other non-exclusionary method of disclosure reasonably designed to provide public access, and there has been sufficient time for the market to digest that information.
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s web site. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading day following
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Insider Trading Compliance Policy – PCP.006
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publication as a reasonable waiting period before such information is deemed to be public. If, for example, the Issuer were to make an announcement on a Monday, you should not trade until Thursday.
When in doubt, do not trade. Consult with the Issuer’s General Counsel, or designee.

V.PLEDGES AND MARGIN LOANS

Covered Persons are prohibited from entering into pledges or margin loans of Issuer Securities. An exception to this prohibition may be granted where a Covered Person wishes to pledge Issuer Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any director, executive officer or other corporate officer who wishes to pledge Issuer Securities as collateral for a loan must submit a request for approval to the Compensation Committee of the Board of Directors of the Issuer prior to the proposed execution of documents evidencing the proposed pledge.

VI.OTHER TRANSACTIONS
Covered Persons are encouraged to consult with the Issuer’s General Counsel, or designee, before entering into arrangements involving any Company Securities under circumstances that are not expressly contemplated in this Policy (“Other Transactions”), which may also be subject to the foregoing restrictions. Other Transactions by Blackout Persons (as defined below) are subject to the “Transaction Pre-approvals” section of this Policy.

VII.TRADING IN DERIVATIVE SECURITIES
Covered Persons may not trade, buy, sell, transfer, dispose of, or acquire options to purchase or sell Issuer Securities or other derivatives related to Issuer Securities (except for employee stock options and other securities issued pursuant to Issuer equity incentive plans).

VIII.SHORT SALES
Covered Persons are prohibited from engaging in short sales of Issuer Securities (and uncovered short derivative positions).

IX.BLACKOUT PERIODS
In addition to the foregoing restrictions, directors of the Issuer and certain officers and other employees of the Company as may be designated from time to time by the Issuer’s Chief Executive Officer, Chief Financial Officer and/or General Counsel, including their respective Controlled Entities, are presumed to be in possession of material, non-public information in the ordinary course of their duties with the Company, and therefore are subject to more restrictive limitations on when they may buy or sell Issuer Securities, as follows:

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Insider Trading Compliance Policy – PCP.006
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•Quarterly and Annual Restrictions.
The persons identified in the preceding paragraph, their respective immediate family members who live in their household and their respective Controlled Entities (collectively, “Blackout Persons”) are prohibited from buying, selling or otherwise transferring or trading in any Issuer Securities during the periods beginning March 15th, June 15th, September 15th and December 15th of each year (or such other dates designated from time to time by the Issuer’s Chief Executive Officer, Chief Financial Officer and/or General Counsel) and ending when two (2) trading days have passed after the Issuer has publicly disseminated its financial results for the preceding fiscal period (each a “Quarterly Blackout Period”). Trades by such persons outside of Quarterly Blackout Periods may take place provided that (a) the individual does not then have knowledge of material, non-public information and (b) the proposed trade would not otherwise violate federal securities laws or the terms of this Policy.
•Additional Blackout Periods in Specific Circumstances.
From time to time, the Issuer’s Chief Financial Officer or General Counsel may recommend, or require, that directors of the Issuer, officers, designated employees of the Company and others refrain from trading because of developments known to the Issuer and not yet disclosed to the public (each an “Additional Blackout Period”, with any Quarterly Blackout Period or Additional Blackout Period being a “Blackout Period”). In such a case, the persons so advised shall not engage in any transaction involving the purchase, sale or other transfer of Issuer Securities until advised that the restriction has been terminated and should not disclose to others inside or outside of the Company the fact that an Additional Blackout Period has been imposed.

X.TRANSACTION PRE-APPROVALS FOR BLACKOUT PERSONS
Blackout Persons (which includes their respective Controlled Entities) are required to obtain the written approval of the General Counsel or designee in the Issuer’s legal department (or in the case of the General Counsel, the written approval of the Issuer’s Chief Executive Officer) before buying, selling, transferring or otherwise trading any Issuer Securities (including a gift, contribution to a trust, or similar transfer), regardless of whether they are subject to a Blackout Period at the time they intend to transact. Blackout Persons wishing to buy, sell, transfer or otherwise trade any Issuer Securities should contact the Issuer’s General Counsel, or designee, for approval at least two (2) business days in advance of the proposed transaction except to the extent made in accordance with a valid and effective 10b5-1 Plan (as defined below) approved in the manner provided below. Furthermore, Blackout Persons also are required to obtain the written approval of the General Counsel, or designee, before entering into Other Transactions and entering into another arrangement with respect to Issuer Securities that is not otherwise expressly contemplated in this Policy.

XI.EXCEPTIONS TO THE APPLICATION OF THIS POLICY – Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act was adopted by the SEC to protect persons from insider trading liability for transactions under a written trading plan previously established at a time when the insider did not possess material, non-public information. Under a properly established 10b5-1 plan with respect to securities (a “10b5-1 Plan”), Covered Persons may complete pre-scheduled or pre-arranged
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Insider Trading Compliance Policy – PCP.006
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transactions in Issuer Securities at any time, including during Blackout Periods or even when the Covered Person possesses material, non-public information. Thus a 10b5-1 Plan offers an opportunity for Covered Persons to establish a systematic program of transactions in Issuer Securities over periods of time that might include periods in which such transactions would otherwise be prohibited under the federal securities laws or this Policy. A variety of arrangements can be structured to meet the requirements of Rule 10b5-1. In particular, a 10b5-1 Plan can take the form of a blind trust, other trust, pre-scheduled stock option exercises and sales, pre-arranged trading instructions and other brokerage and third-party arrangements over which the Covered Person has no control once the plan takes effect.
Covered Persons who desire to implement a 10b5-1 Plan must first submit and obtain approval by the General Counsel of the specific plan proposed. In order to be eligible for approval, the 10b5-1 Plan must:

•not be established during a Blackout Period;
•be in writing;
•either irrevocably set forth the future date or dates on which purchase or sale of securities are to be made and the prices at which the securities are to be purchased or sold, or provide a formula for determining the price of the securities to be purchased or sold and the date or dates on which the transactions are to be completed (provided that no aspect of the formula may permit the direct or indirect exercise of any influence over the timing or terms of the purchase or sale by the Covered Person);
•set forth the broker who will be responsible for effecting the transactions (or method of transaction if not through a broker); considering that no transactions may be made under the plan until:
•for Section 16 Insiders (as defined below), the later of (1) 90 days after the adoption of the plan and (2) two business days following the disclosure of the Issuer’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted; and
•for all other Covered Persons, 30 days after the adoption of the plan;
•include a representation certifying that at the time of the adoption or modification of the plan: (1) the Covered Person is not aware of material, non-public information about the Company or the Issuer Securities; and (2) the Covered Person is adopting the contract, instruction, or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
•not overlap with another 10b5-1 Plan of that Covered Person; and
•to the extent the plan covers a single trade, not be made within 12-months of another single-trade plan.
Covered Persons are responsible to provide a copy of any and all 10b5-1 Plans and any and all modifications to same to the General Counsel.
The Covered Person must provide the General Counsel written notice of any termination or modification of a 10b5-1 Plan (in which case, such termination or modification must be approved in writing by the General Counsel prior to effectiveness and may not take effect until at least 30 days after such termination or modification is approved by the General Counsel).
Any modification of a 10b5-1 Plan will be treated as a termination of the 10b5-1 Plan and must meet the conditions set forth above with respect to the adoption of a new 10b5-1 Plan. In addition, any 10b5-1 Plan adopted in replacement of a terminated plan must meet the conditions set forth above with
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                Miami International Holdings, Inc.
Insider Trading Compliance Policy – PCP.006
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respect to the adoption of a new 10b5-1 Plan. While a 10b5-1 Plan may be terminated even if you are in possession of material non-public information at the time, doing so may call into question whether the 10b5-1 Plan was originally entered into in “good faith” or whether such information was used to avoid actions which otherwise would have been taken under the plan.

XII.SECTION 16 INSIDER REPORTING OBLIGATIONS
All transactions in Issuer Securities, including transactions effected pursuant to a 10b5-1 Plan and transactions involving restricted stock and other equity incentives awarded by the Issuer, by directors and officers that are subject to Section 16 of the Exchange Act (“Section 16 Insiders”) must be executed only through brokers that agree to confirm approval of the transaction pursuant to this Policy before executing the transaction. Section 16 Insiders shall provide advance written notice of at least two (2) business days to, and obtain the written approval of, the Issuer’s General Counsel, or designee, of each transaction in Issuer Securities that may be reportable on SEC Form 4 or Form 5 prior to executing the transaction. The requisite notice shall include all information necessary to accurately report the transaction on SEC Form 4 or 5 (with the exception of the final price and date of execution, which shall be confirmed by either the Section 16 Insider or the broker as soon as the transaction is executed).
In addition to transactions for the Section 16 Insider’s own account, Section 16 of the Exchange Act requires Section 16 Insiders to report transactions in Issuer Securities in which the Section 16 Insider beneficially owns a direct or indirect “pecuniary interest” (i.e., where the Section 16 Insider has the opportunity, directly or indirectly, to profit or share in any profit from a transaction in Issuer Securities). Section 16 Insiders may be deemed to beneficially own Issuer Securities held or acquired by:

•the Section 16 Insider’s immediate family sharing the same household;
•trusts (including living or family trusts) in which the Section 16 Insider is a settlor or has or shares investment control;
•trusts in which the Section 16 Insider, or any member of his or her immediate family, is a beneficiary;
•general partnerships in which the Section 16 Insider is a general partner;
•limited partnerships where the Section 16 Insider is a general partner or has or shares investment control over the limited partnership’s portfolio securities;
•corporations where the Section 16 Insider is a controlling shareholder or has or shares investment control over the corporation’s portfolio securities; and
•limited liability companies in which the Section 16 Insider is a member, if structured like a general partnership, or where the Section 16 Insider has control or has or shares investment control over the limited liability company’s portfolio securities, if structured like a limited partnership or corporation.
Under Section 16 of the Exchange Act, Section 16 Insiders face strict liability for effecting non-exempt purchases and sales (or sales and purchases) in Issuer Securities (including Issuer Securities deemed to be beneficially owned by Section 16 Insiders) within a six-month period that result in a “short swing profit” (whether this profit is actual or imputed). The statute compels the Section 16 Insider to disgorge all profits gained in the transactions.
All Section 16 Insiders shall execute a special power of attorney in form and substance satisfactory to the General Counsel empowering each of the General Counsel and the General Counsel’s designees to execute and timely file with the SEC the required reports with respect to any transaction in Issuer
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Insider Trading Compliance Policy – PCP.006
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Securities on behalf of the Section 16 Insider. Although the Issuer’s General Counsel (or a designee of the General Counsel) will assist Section 16 Insiders in preparing and filing the required reports with the SEC, Section 16 Insiders retain responsibility for the content and filing the required reports under the federal securities laws.
Any person who is unsure whether they are subject to Section 16 of the Exchange Act, whether they may be deemed to beneficially own Issuer Securities held or acquired by members of their immediate family or trusts, partnerships, corporations or limited liability companies over which they exercise control or in which they have an interest, whether a contemplated transaction in Issuer Securities requires pre-approval or is reportable on Form 4 or Form 5 or whether a contemplated transaction in Issuer Securities may result in liability for short-swing profits should consult the Issuer’s General Counsel for guidance.

XIII.FORM 144 REPORTS
Section 16 Insiders should be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, before making an open market sale of the Issuer Securities. Form 144 notifies the SEC of the intention of such individuals to sell Issuer Securities. This form is the responsibility of the Section 16 Insider but is often prepared and filed by the individual’s broker and is in addition to the SEC Form 4 or Form 5 that must be filed by Section 16 Insiders.

XIV.REPORTING OF VIOLATIONS
Any Covered Person who violates this Policy or any federal, state or exchange rule or law governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the Issuer’s General Counsel.

XV.PERSONAL RESPONSIBILITY AND COMPANY ASSISTANCE

Questions regarding any of the provisions or procedures of this Policy or its application to any proposed transaction should be directed to the Issuer’s General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Covered Person.

XVI.COMPLIANCE

The Company has designated the Issuer’s General Counsel as its insider trading compliance officer. The Issuer’s General Counsel may designate one or more individuals who may perform the General Counsel’s duties in the event that the General Counsel is unable or unavailable to perform such duties.
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